UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MYLAN LABORATORIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 1, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Mylan Laboratories Inc., which will be held at 9:30 a.m. (Eastern time) on Friday, July 27, 2007, at the Hilton Garden Inn, 1000 Corporate Drive, in Canonsburg, Pennsylvania. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Coury
Vice Chairman and Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST PER SHAREHOLDER. EACH SHAREHOLDER AND GUEST WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS A PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION. ONE ADMISSION TICKET WILL PERMIT TWO PERSONS TO ATTEND.

IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 8:30 A.M., AND SEATING WILL BEGIN AT 9:00 A.M. CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

*PLEASE JOIN US — A CONTINENTAL BREAKFAST WILL BE SERVED*

MYLAN LABORATORIES INC.
1500 Corporate Drive
Canonsburg, PA 15317

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Mylan Laboratories Inc. (the “Company”) will be held at the Hilton Garden Inn, 1000 Corporate Drive, in Canonsburg, Pennsylvania on Friday, July 27, 2007, at 9:30 a.m. (Eastern time), for the following purposes:

•	to elect ten directors, each for a term of one year;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on June 21, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors

Stuart A. Williams
Chief Legal Officer and Secretary

July 1, 2007

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

i

MYLAN LABORATORIES INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
July 27, 2007

VOTING RIGHTS, PROXIES AND SOLICITATION

General

We are furnishing this Proxy Statement to shareholders of Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, July 27, 2007, at 9:30 a.m. (Eastern time), at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about July 2, 2007.

Our Board of Directors has fixed the close of business on June 21, 2007 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 248,716,471 shares of our common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Quorum

Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

You may vote by proxy either by signing, dating and returning the enclosed proxy card, or over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with Mylan’s Corporate Secretary at 1500 Corporate

Drive, Canonsburg, Pennsylvania 15317, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting.

Votes Required

Election of Directors

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for the Board. Directors are elected by plurality voting, which means that the ten director nominees who receive the highest number of votes will be elected to the Board. Votes of “WITHHOLD” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008 requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on either proposal. If the selection of Deloitte & Touche LLP is not ratified by our shareholders, the audit committee will reconsider its recommendation.

Proxy Solicitation

Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board of Directors to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., Inc. to assist in soliciting proxies at a cost of approximately $7,500 plus expenses.

ITEM 1 — ELECTION OF DIRECTORS

Mylan’s Board of Directors currently consists of ten members. All nominees listed below have previously been elected as directors by shareholders, other than N. Prasad who was appointed to the Board in January 2007. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the ten nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Principal Occupation and Business Experience; Other
Name, Age and Year First Elected Director	Directorships

Milan Puskar Age 72 1976	Chairman of the Board of Mylan (since 1993); Chief Executive Officer of Mylan (1993-2002); President of Mylan (1976-2000); Vice Chairman of Mylan (1980-1993); Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc., a specialty pharmaceutical company now known as Valeant Pharmaceuticals International (1972-1975); various positions with Mylan Pharmaceuticals Inc., now a wholly-owned subsidiary of the Company, including Secretary-Treasurer and Executive Vice President (1961-1972); Director of Centra Bank, Inc. and Centra Financial Holdings, Inc.

Robert J. Coury Age 46 2002	Vice Chairman of the Board of Mylan (since March 2002) and Chief Executive Officer of Mylan (since September 2002); founder and former, Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm (1989-2002); Non-Executive Chairman of the Board of Matrix Laboratories Limited, a majority owned subsidiary of Mylan (‘‘Matrix”).

Wendy Cameron Age 47 2002	Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania (since January 2003); Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. (1981-1998).

Neil Dimick, C.P.A.* Age 57 2005	Retired; Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals (2001-2002); Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor (1992-2001); Director of Emdeon Corporation (formerly WebMD Corporation), WebMD Health Corp., Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc.

Douglas J. Leech, C.P.A.* Age 52 2000	Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc. (since 1999); former Chief Executive Officer and President of Huntington Banks West Virginia.

Joseph C. Maroon, M.D. Age 67 2003	Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, University of Pittsburgh Medical Center (‘‘UPMC”) and other positions at UPMC (since 1998).

Principal Occupation and Business Experience; Other
Name, Age and Year First Elected Director	Directorships

N. Prasad Age 45 2007	Head of Global Strategies, Office of the CEO, of Mylan (since January 2007); Non-Executive Vice Chairman of the Board of Matrix (since January 2007); Chairman of Matrix (April 2001 to January 2007); Chief Executive Officer of Matrix (April 2003 to November 2005).

Rodney L. Piatt, C.P.A.* Age 54 2004	President and owner of Horizon Properties, a real estate and development company (1996-present); Chief Executive Officer of Lincoln Manufacturing, Inc. (2003-present); President of Corporate Drive Associates Inc. (2000- 2003); Vice Chairman and Director of CB Financial (1987-2005).

C.B. Todd Age 73 1993	Retired; President and Chief Operating Officer of Mylan (2001-2002); positions with Mylan in various capacities from 1970 until his initial retirement in 1999, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987).

Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R. Ph. Age 56 2002	Dean, John Stauffer Decanal Chair, School of Pharmacy, University of Southern California (since September 2005); Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania (1998-2005); Assistant Dean and Associate Professor at Oregon State University, Portland, Oregon (1988-1998).

*	This and the other C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Meetings of the Board

In fiscal 2007, our Board met 14 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In fiscal 2007, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member. In addition to board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board who were Directors at such time attended the 2006 Annual Meeting of Shareholders.

Non-management members of the Board meet in executive sessions on a regularly scheduled basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Milan Puskar, the Chairman of the Board, has been chosen to preside at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

The table below provides fiscal 2007 membership and meeting information for our Board Committees.

Governance and
Director	Audit	Compensation	Nominating

Wendy Cameron		X	X
Robert J. Coury
Neil Dimick	X
Doug Leech	C		C
Joseph Maroon, M.D.		X
Rod Piatt	X	C	X
N. Prasad
Milan Puskar
C.B. Todd
Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R. Ph.
Fiscal 2007 Meetings	8	6	1

C = Chairperson

X = Member

Audit Committee and Audit Committee Financial Expert.  The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of the audit plan and audit fees; and reviewing the Company’s financial statements and related disclosures. All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Board has determined that each of the Committee members — Mr. Leech, Mr. Dimick and Mr. Piatt — is an “audit committee financial expert”, as that term is defined in the rules of the SEC.

Compensation Committee.  The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the Chief Executive Officer and approves the compensation payable to other executive officers.

The Committee also administers the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent directors as defined in the NYSE rules.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. All of the members of the Governance and Nominating Committee are independent directors as defined in the NYSE rules.

For purposes of identifying individuals qualified to become members of the Board, the Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the NYSE rules, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).

The Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the Committee. Such information will be considered by the Chairman of the Committee, who will present the information on the proposed candidate to the entire Committee.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than the earlier of (i) 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders or (ii) March 31 of the year in which the annual meeting is to be held.

The Committee identifies new potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Board has determined that Ms. Cameron, Mr. Dimick, Mr. Leech, Dr. Maroon, Mr. Piatt, Mr. Todd and Dr. Vanderveen have no material relationships with the Company and concluded that they are independent directors under the director independence standards of the NYSE. With respect to Mr. Leech, Mr. Piatt and Mr. Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. Messrs. Puskar, Coury and Prasad are not independent directors due to their present or past service as executives of the Company.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board of Directors also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics,

the Corporate Governance Principles and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

ITEM 2 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2008, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of Mylan and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during fiscal 2007 and fiscal 2006, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during fiscal 2007 and 2006 are set forth below.

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$1,811,000	$927,000
Audit-Related Fees(2)	$1,665,115	$226,532
Tax Fees(3)	$2,795	$140,065
All Other Fees	—	—

Total Fees	$3,478,910	$1,293,597

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s consolidated financial statements, including the audit of the Company’s 401(k) plans, SEC filings, due diligence and other services related to planned or consummated acquisitions.

(3)	Tax fees related primarily to tax return preparation and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during fiscal 2006 and 2007 were pre-approved by the Audit Committee in accordance with its policy.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2007

The following table sets forth information concerning the compensation earned by the non-employee directors for fiscal 2007. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($)(1)	Total ($)

Wendy Cameron	72,500	54,479	126,979
Neil Dimick	73,329	54,479	127,808
Doug Leech	86,750	54,479	141,229
Joseph Maroon, M.D.	71,000	54,479	125,479
Rod Piatt	81,250	54,479	135,729
Milan Puskar	250,000	54,479	304,479
C.B. Todd	72,000	54,479	126,479
Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R. Ph.	70,000	54,479	124,479

(1)	Represents the total expense recorded in fiscal 2007 in accordance with FAS 123R for the stock option awards granted in fiscal 2007. Each such option award was fully vested at the time of grant; accordingly, such figure also represents the grant date fair value of the award. For information regarding assumptions used in determining such amount, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K filed with the SEC on May 30, 2007. The aggregate shares subject to stock options held by the non-employee directors as of March 30, 2007, are as follows: Ms. Cameron, 136,875; Mr. Dimick, 20,000; Mr. Leech, 159,375; Dr. Maroon, 75,000; Mr. Piatt, 30,000; Mr. Puskar, 30,000; Mr. Todd (including options transferred to his spouse), 352,202; and Dr. Vanderveen, 136,875.

Non-employee directors receive $50,000 per year in cash compensation for their service on the Board. In addition, Mr. Puskar receives an additional $200,000 per year for his service as Chairman. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	Non-employee directors other than Mr. Puskar receive fees for each Board meeting they attend, other than any Board meeting held primarily to consider board compensation matters. The fee is $1,500 for each meeting attended in person and $1,000 for each meeting attended by phone.

•	Non-employee directors receive fees for each Board Committee meeting they attend, other than (i) Committee meetings held in conjunction with Board meetings; (ii) any Committee meetings held primarily to consider board compensation matters; and (iii) meetings of the Executive Committee. The fee is $750 for each meeting attended in person and $500 for each meeting attended by phone.

•	The Chairperson of the Audit Committee receives an additional fee of $10,000 per year.

•	The Chairpersons of the Compensation Committee, the Finance Committee, the Governance and Nominating Committee, and the Compliance Committee each receive an additional fee of $5,000 per year.

Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the Company’s 2003 Long-Term Incentive Plan. In connection with the Board’s annual meeting following the 2006 Annual Meeting of Shareholders in July 2006, each non-employee director was awarded an immediately exercisable option to purchase 10,000 shares of Common Stock at an exercise price of $22.00 per share, the closing price per share of the Common Stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of Common Stock as of June 15, 2007 by the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of the Company who were serving at the end of fiscal 2007, and one executive officer who retired during fiscal 2007 but whose compensation is disclosed herein pursuant to SEC rules (collectively, the “Named Executive Officers”), as well as by our directors and nominees, and by all directors, nominees and executive officers of the Company as a group (based on 248,692,989 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire such shares within 60 days of June 15, 2007. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all shares of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

	Number of Shares		Options
	of Common Stock		Exercisable		Percent
Name of Beneficial Owner	Beneficially Owned		Within 60 Days		of Class

Edward J. Borkowski, C.P.A.	53,859	(1)	270,134		*
Wendy Cameron	7,500		136,875		*
Robert J. Coury	347,998	(2)	1,422,109		*
Louis J. DeBone	15,040	(3)	—		*
Neil Dimick	—		20,000		*
Harry A. Korman	16,228	(4)	287,552		*
Douglas J. Leech, C.P.A.	5,062		159,375	(5)	*
Joseph C. Maroon, M.D.	—		75,000		*
John P. O’Donnell, Ph.D.	16,975	(6)	70,275		*
Rod Piatt, C.P.A.	10,000		30,000		*
N. Prasad	1,199,039		—		*
Milan Puskar	4,527,602		30,000		1.8%
C.B. Todd	601,863	(7)	352,202	(8)	*
Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R. Ph.	—		136,875		*
Stuart A. Williams, Esq.	80,433	(9)	84,467		*
All directors, nominees and executive officers as a group (19 persons)	6,914,077	(10)	3,201,614		4.1%

*	Less than 1%

(1)	Includes (i) 19,600 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan, and (ii) 2,084 shares held in Mr. Borkowski’s 401(k) account.

(2)	Includes (i) 85,700 shares of restricted stock and 42,974 restricted stock units granted under the Company’s 2003 Long-Term Incentive Plan, and (ii) 4,735 shares held in Mr. Coury’s 401(k) account.

(3)	Includes (i) 13,183 indirect shares held in an IRA by Mr. DeBone, and (ii) 1,857 indirect shares held in an IRA by Mr. DeBone’s wife.

(4)	Includes (i) 8,866 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan, and (ii) 956 shares held in Mr. Korman’s 401(k) account.

(5)	Mr. Leech disclaims beneficial ownership of 59,062 of these options, the economic interest of which he has transferred pursuant to a trust agreement.

(6)	Includes 4,628 shares held in Dr. O’Donnell’s 401(k) account.

(7)	Includes (i) 363,749 shares held by a limited partnership of which Mr. Todd holds a 99% limited partnership interest, as well as a 25% ownership interest in the limited liability company which serves as the 1% general partner of the limited partnership, and (ii) 1,686 shares held by Mr. Todd’s wife.

(8)	Includes options with respect to 29,702 shares held by Mr. Todd’s wife.

(9)	Includes 14,700 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan.

(10)	See notes (1) through (9). Includes (i) 153,642 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan, (ii) 42,974 restricted stock units granted under the Company’s 2003 Long-Term Incentive Plan, and (iii) an additional 15,063 shares held in the executive officers’ 401(k) accounts.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of our Common Stock as of March 31, 2007:

	Number of Shares
	of Common Stock	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Lord, Abbett & Co LLC(1)	21,108,346	8.5%
90 Hudson Street Jersey City, NJ 07302
Barclay’s Global Investors NA(2)	13,861,656	5.6%
45 Fremont Street San Francisco, CA 94105

(1)	As reported in Form 13F filed by Lord, Abbett & Co. LLC (“Lord, Abbett”) with the SEC for the quarter ended March 31, 2007. Lord, Abbett has sole dispositive power over all 21,108,346 shares, sole voting power over 20,501,171 shares and shared voting power over 0 shares.

(2)	As reported in Form 13F filed by Barclay’s Global Investors NA (“Barclay’s”) with the SEC for the quarter ended March 31, 2007, Barclay’s has sole dispositive power over all 13,861,656 shares, sole voting power over 11,907,736 shares and shared voting power over 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during fiscal 2007.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of June 15, 2007, are as follows:

Robert J. Coury	46	Vice Chairman and Chief Executive Officer
Edward J. Borkowski, C.P.A.	48	Chief Financial Officer
Heather Bresch	37	Head of North American Operations
Harry A. Korman	49	Senior Vice President; and President, Mylan Pharmaceuticals Inc.
Rajiv Malik	46	Head of Global Technical Operations
Carolyn Myers, Ph.D.	49	Vice President; and President, Mylan Technologies, Inc.
N. Prasad	45	Head of Global Strategies, Office of the CEO
Daniel C. Rizzo, Jr., C.P.A.	44	Vice President and Corporate Controller
Stuart A. Williams, Esq.	53	Chief Legal Officer and Corporate Secretary

See “Item 1 — Election of Directors — Director Nominees” for a description of the recent business experience of Mr. Coury and Mr. Prasad.

Mr. Borkowski has served as Mylan’s Chief Financial Officer since March 2002. Prior to joining Mylan, beginning in 1999, he was employed by the Consumer Healthcare Group of Pharmacia Corporation, a pharmaceutical company that merged with Pfizer in 2003, where he served as Assistant Vice President, North American Finance and Administration and later as Vice President, Global Finance and Information Technology. He served in various finance positions for Wyeth, a company specializing in pharmaceuticals, consumer health care products, and animal health care products (then known as American Home Products Corporation), from 1992 to 1999.

Ms. Bresch has served as Mylan’s Head of North American Operations since January 2007, before which she was Senior Vice President, Strategic Corporate Development, beginning in February 2006. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002.

Mr. Korman joined Mylan in 1996. Prior to assuming his present position as President of Mylan Pharmaceuticals Inc. in May 2005, Mr. Korman served as President of UDL Laboratories, Inc. (“UDL”), a wholly-owned subsidiary of the Company, since January 2001, before which he served as Vice President of Sales and Marketing of Mylan Pharmaceuticals from 1997 to December 2000. Mr. Korman became Vice President of Mylan in January 2001. Mr. Korman began working at UDL in 1988, serving as Vice President of Sales until 1996 when Mylan acquired UDL.

Mr. Malik has served as Mylan’s Head of Global Technical Operations since January 2007 and as the Chief Executive Officer of Matrix since July 2005. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Dr. Myers has served as President of Mylan Technologies since February 2006. She began her employment with Mylan in June 2003, as Vice President of Branded Business Development and Strategic Marketing, before which she served as Global Director Cardiovascular at Pharmacia Inc. since 2001.

Mr. Rizzo joined the Company as Vice President and Corporate Controller in June 2006. Prior to joining the Company, Mr. Rizzo served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006, before which he served as Vice President and Corporate Controller at Gardner Denver, Inc. since 1998.

Mr. Williams has served as Mylan’s Chief Legal Officer since March 2002, and as its Corporate Secretary since April 2006. From 1999 to March 2002, he was a member of the law firm of DKW Law Group, PC, formerly known as Doepkin Keevican & Weiss, Pittsburgh, Pennsylvania. Prior to his affiliation with DKW Law Group, he was a partner with the law firm of Eckert Seamans Cherin & Mellott.

Officers of Mylan who are appointed by the Board of Directors can be removed by the Board of Directors, and officers appointed by the Vice Chairman and Chief Executive Officer can be removed by him.

EXECUTIVE COMPENSATION FOR FISCAL 2007

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation of the Named Executive Officers, and describes the objectives and principles underlying the Company’s executive compensation programs.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation program are:

•	To provide compensation to executive officers at levels that will enable the Company to attract and retain individuals of the highest caliber;

•	To compensate executive officers in a manner designed to recognize individual, group and Company performance; and

•	To seek to align the interests of executive officers with the interests of the Company’s shareholders, with an increased emphasis on pay-for-performance compensation.

The Company strives to meet these objectives by implementing the principles listed below:

•	Executive compensation should be competitive and also recognize individual performance. In order to attract and retain high-caliber executive officers, our total compensation packages need to be in line with what would be offered by companies with which we compete for executive talent. To that end, we have retained Hewitt Associates, a nationally recognized independent compensation consulting firm, which develops a list of these companies and other information, as well as views and advice on compensation-related matters. We also analyze overall compensation very carefully to ensure we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision and execution of corporate initiatives. We are also cognizant that as we continue to pursue our strategic initiatives and growth strategies, the companies with which we compete for executive talent will change, and we may therefore need to review and adjust our total executive compensation packages accordingly. Our Compensation Committee has direct access to Hewitt regarding any issues that arise within the Compensation Committee’s authority, and while the Compensation Committee also seeks and receives input from management on executive compensation issues (for example, on the criteria and specific target levels for awards under our short-term and long-term performance-based incentive plans), decisions on these matters are made solely by our Compensation Committee.

•	Significant portions of compensation should be tied to the Company’s performance and therefore at risk. In addition to compensation being competitive and aligned with individual performance, significant portions of executive compensation should be tied to both the achievement of the Company’s key operational and financial performance goals and the value of the Company’s stock, thereby aligning executive compensation with both the success of the Company’s business strategy and objectives as well as the returns realized by our shareholders. To that end, our executive officers have been granted opportunities for both short-term and long-term incentives (cash bonuses and restricted stock, respectively) which are tied to the achievement of key operational and financial metrics that drive the Company’s business strategy. These measurements are described below under “Our Executive Compensation Program.” Furthermore, certain of our Named Executive Officers were granted time-based stock options under the Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”) to ensure alignment with the interests of our shareholders. Our executives’ fixed compensation (which primarily include base salaries, benefits and perquisites), as well as executives’ short-term and long-term performance-based compensation at target levels of performance, are generally designed to fall at approximately the 50th percentile of compensation paid by companies with which we compete for executive talent. Our executives’ short-term and long-term performance-based compensation are each expressed as a percentage of their salaries. With the exception of Mr. DeBone, who retired during the last fiscal year, and Mr. Korman, who was not among the executive officers in the performance-based short-term incentive program during fiscal 2007, approximately 70% to 80% of each of our Named Executive Officers’ total compensation for fiscal 2007 consisted of compensation that was at-risk.

•	Executive officers should have a financial stake in the success of the Company. Our Compensation Committee has adopted guidelines that require several of the Company’s top executive officers to maintain specified stock ownership percentages. The stock ownership requirements are expressed as a percentage of base salary which, for Mr. Coury, is 500% of base salary and, for Messrs. Borkowski and Williams, is 300% of base salary. Mr. Korman was not subject to the Company’s stock ownership guidelines during fiscal 2007 but we anticipate that he will be in the future. Common Stock actually owned by the executive (including restricted shares and shares held in the Company’s 401(k) and Profit Sharing Plan) as well as restricted stock units count toward compliance with these guidelines. The stock ownership guidelines must be attained by 2011. We believe this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, further aligns the interests of the Company’s officers and our shareholders and motivates officers to maximize shareholder value.

Our Executive Compensation Program

The primary elements of the Company’s executive compensation program are described below. We believe that these elements of compensation collectively support the objectives of the Company’s executive compensation program and encourage both the short-term and long-term success of the Company.

In connection with the development of our compensation program for our Named Executive Officers, our compensation consultant developed a list of companies with which we compete for executive talent. For fiscal 2007, this group consisted of the following fifteen United States-based pharmaceutical companies, including companies in both the generic and branded sectors: Allergan, Inc.; Alpharma Inc.; C.R. Bard, Inc.; Barr Pharmaceuticals, Inc.; Becton, Dickinson and Company; Endo Pharmaceuticals Holdings Inc.; Eon Labs, Inc.; Forest Laboratories, Inc.; Eli Lilly and Company; IVAX Corporation; Par Pharmaceutical Companies, Inc.; Perrigo Company; Schering-Plough Corporation; Watson Pharmaceuticals, Inc.; and Wyeth. The annual revenues in this group were regressed for size in order to provide a more accurate comparison with the Company’s compensation practices. For fiscal 2008, we intend to eliminate Wyeth from the group due to its size. In addition, Eon Labs and IVAX Corporation were eliminated from the comparator group due to acquisitions by other organizations.

•	Base salary. Base salaries are paid in accordance with the Executive Employment Agreements approved by our Compensation Committee. A variety of factors determine base salary, including marketplace practices, as modified by experience, tenure, internal equity considerations, individual performance of each executive and Company performance. The base salary earned by each of our Named Executive Officers for fiscal 2007 is set forth in the Summary Compensation Table below. For taking on significant additional responsibilities and in order to be more in line with salary levels at the comparator group of companies, Mr. Borkowski’s salary was increased in fiscal 2007 from $385,000 to $425,000 and, effective April 1, 2007, was increased to $475,000. Messrs. Korman and Williams maintained the salaries in fiscal 2007 that they were earning as of the end of fiscal 2006, but effective April 1, 2007, Mr. Korman’s base salary was increased from $325,000 to $335,000. As part of the extension of the term of his employment agreement, described below, Mr. Coury’s salary remained at its current level.

•	Short-term incentive compensation. The Company’s short-term incentive compensation consists of performance-based annual cash bonus awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the success of the Company’s business strategy. These awards are made pursuant to the 2003 Plan and are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The short-term incentive bonus program for fiscal 2007 included three annual performance criteria approved by our Compensation Committee: earnings per share, regulatory submissions and new product launches. These performance criteria were weighted such that 50% of the short-term incentive bonus was based on earnings per share, while regulatory submissions and product launches each comprised 25% of the total. The target level of fiscal 2007 earnings per share, and the target number of product launches and regulatory submissions were based on our Compensation Committee’s best estimate of what was likely to occur during the fiscal year. At target levels of performance, bonuses would equal 100% of base salary. Depending upon the extent to which performance criteria were achieved, bonuses would range from 50% of target (at threshold performance) to 200% of target (at maximum performance), and no bonuses would be paid if threshold performance was not met. For a description of the various levels of potential payouts to each of the Named Executive Officers, see the table below entitled “Grant of Plan-Based Awards For Fiscal 2007.”

During fiscal 2007, the Company raised its guidance on earnings three times due to Company performance. The Company’s actual earnings per share well exceeded the target level put in place by the Compensation Committee due to the Company’s record-breaking financial results, and product launches and regulatory submissions also exceeded the targeted number. This resulted in overall performance at 182.5% of the target level of performance under the fiscal 2007 short-term incentive program. Thus, each of our Named Executive Officers (other than Mr. Korman, who did not participate in the plan last year, and Mr. DeBone, who retired during the year and did not receive an annual bonus) earned incentive awards equal to approximately 182.5% of their base salaries. The Compensation Committee used its discretion to adjust the actual amount to be paid to Mr. Williams, based on the determination that his bonus for fiscal 2007 should be equal to those paid to Mr. Borkowski and Dr. O’Donnell. The dollar amounts of short-term incentives earned by the Named Executive Officers for fiscal 2007 are set forth below in the Summary Compensation Table.

Pursuant to his employment agreement, Mr. Korman’s annual bonus was targeted at 75% of his base salary. In light of the Company’s successful fiscal year and his individual performance, our Compensation Committee determined to award to Mr. Korman a bonus for fiscal 2007 equal to approximately 95% of his base salary. The dollar amount of Mr. Korman’s bonus for fiscal 2007 is set forth below in the Summary Compensation Table. For fiscal 2008, we anticipate that Mr. Korman will participate in the annual bonus program on the same basis as other participating executives.

Consistent with the philosophy and methodology used in fiscal 2007, we intend to use the same three annual performance criteria in determining the amount of short-term incentive bonuses for fiscal 2008. We expect that these criteria will again be weighted such that 50% of the bonus will be based on the Company’s earnings per share, while regulatory submissions and product launches will each comprise 25% of the total.

•	Long-term incentive compensation. We believe that long-term incentives should be directly related to Common Stock performance, as well as other operational and financial measures. Under the 2003 Plan, the Company may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the Named Executive Officers as well as to other eligible employees.

The long-term equity grants awarded to the Named Executive Officers in fiscal 2007 consisted generally of (i) stock options with an exercise price equal to the closing price of the Common Stock on the date of grant that vest ratably over a period of three years, provided that the executive remains continually employed by the Company and (ii) restricted stock awards that generally vest at the end of a three-year performance period provided that the executive remains continually employed by the Company and provided that certain pre-determined performance goals are met. For two of the Named Executive Officers, time-based restricted stock or stock unit awards were also awarded.

The performance criteria for the three-year performance period applicable to the performance-based restricted stock awards are average earnings per share, cumulative regulatory submissions and new product launches. These performance criteria are weighted such that one-third of the vesting will be based on earnings per share, and regulatory submissions and product launches each will comprise one-third of the total.

As noted below, Mr. Coury received a grant of time-based vesting restricted stock units as a special retention incentive in connection with his agreement to extend his period of employment for an additional two years. As an incentive in connection with his taking on significant additional responsibilities, our Compensation Committee determined to grant to Mr. Korman a time-based vesting restricted stock award, as discussed further below.

Prior to fiscal 2007, we did not have a formal equity grant policy. The current expectation of our Compensation Committee is to make annual equity grants in the first quarter of the fiscal year, with appropriate exceptions for new hires and promotions. Currently, there is no exact date for the making of these grants, but our Compensation Committee intends to review its equity grant policy from time to time to ensure that it is in line with corporate best practices. Equity grants made to our Named Executive Officers in fiscal 2007 are set forth and described in the table below entitled “Grants of Plan-Based Awards for Fiscal 2007.”

•	Perquisites. The Company’s Named Executive Officers receive a level of perquisites that we believe falls within observed competitive practices for companies in the comparator group described above. Perquisites vary slightly among the Named Executive Officers and include the following:

•	Each Named Executive Officer receives the use of a Company car, and the costs associated with this perquisite (including a gross-up of income taxes associated with this perquisite) are covered by the Company as part of the arrangement.

•	Each Named Executive Officer has the use of Company aircraft for business travel. We believe this aircraft use enhances the officers’ ability to perform their duties more efficiently and to focus their attention on the Company’s business. Mr. Coury is also entitled to personal use of Company aircraft for vacations and other personal purposes in light of heightened security concerns, and he also receives a gross-up of income taxes associated with his personal use of the aircraft.

•	Employment Agreements and Retention Incentive. We believe it is essential to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition covenants and compensation and perquisites and thereby enhance the stability and continuity of our employment relationships.

•	Mr. Coury’s Executive Employment Agreement. In April 2006, the Company entered into an amended and restated employment agreement with Mr. Coury. At the time, his then-current agreement was scheduled to expire in March 2007 and we believed it was critical for the Company to obtain Mr. Coury’s commitment to continue to serve as our chief executive officer. In consideration of Mr. Coury’s agreement to extend the term of his employment and as a retention incentive, our Compensation Committee, after consulting with its outside compensation consultant, approved a grant of restricted stock units with an aggregate value of approximately $1.5 million, based on the closing price of the Company’s common stock on April 5, 2006. Application of this formula resulted in a grant to Mr. Coury of 64,461 restricted stock units. These restricted stock units are payable in shares of Common Stock and vest ratably over a period of three years, provided that Mr. Coury remains continually employed by the Company. The terms of this grant are reflected in the table below entitled “Grants of Plan-Based Awards for Fiscal 2007.” For a more detailed description of Mr. Coury’s Employment Agreement, see the section below entitled “Employment Agreements.”

•	Other Executive Employment Agreements. The Company is also party to Executive Employment Agreements with the other Named Executive Officers. For a detailed description of those Employment Agreements, see the section below entitled “Employment Agreements.”

•	Retirement Benefits. The Company maintains the Mylan Laboratories Inc. 401(k) and Profit Sharing Plan, which is a tax-qualified retirement plan offered to all salaried employees of the Company, including the Named Executive Officers. The plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis and also provides for both a direct contribution and a matching contribution by the Company to participants’ accounts, as well as a discretionary profit sharing contribution. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company has entered into Retirement Benefit Agreements with several of the Named Executive Officers, in recognition of their continuing service to the Company and to provide a supplemental form of retirement and death benefit. Prior to being amended in April 2006, the Retirement Benefit Agreements provided the Named Executive Officers with retirement benefits that were below the median paid to similar executives at the comparator group of companies. Therefore, with the advice of our outside consultant, our Compensation Committee approved the amendment of the various Retirement Benefit Agreements to better align the retirement component of their overall pay packages with the median for that group of companies. For a more detailed description of the Retirement Benefit Agreements, see the section below entitled “Retirement Benefit Agreements.”

The Company also maintains a supplemental health insurance program which provides post-retirement health benefits to designated key employees who attain 55 years of age and 15 years of service.

•	Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer and other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change of control transaction and to provide the officer with compensation and benefits in connection with a change of control. For a more detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements.”

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of a public company for any fiscal year to the extent that such compensation for such executive exceeds $1,000,000 and does not qualify as “performance-based” compensation as defined under Section 162(m). The Board and our Compensation Committee have taken actions, including the grant of stock options, performance-based restricted stock awards and annual bonuses described in this Compensation Discussion and Analysis, intended to enhance the Company’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. Our Compensation Committee intends, to the extent appropriate, to preserve the deductibility of executive compensation without breaching the Company’s contractual commitments or sacrificing the flexibility needed to recognize and reward desired performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A.
Wendy Cameron
Joseph C. Maroon, M.D.

Summary Compensation Table for Fiscal 2007

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for the 2007 fiscal year.

							Changes in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert J. Coury	2007	1,500,000	—	2,374,062	743,575	2,737,500	954,626	238,772	7,593,909
Vice Chairman and Chief Executive Officer
Edward J. Borkowski	2007	425,000	—	296,515	170,077	775,625	310,677	113,106	1,780,323
Chief Financial Officer
Louis J. DeBone	2007	523,591	—	292,034	—	—	171,827	2,978,808	3,794,433
Former President and Chief Operating Officer(7)
Harry A. Korman	2007	325,000	305,000	100,001	154,848	—	—	83,634	968,483
Senior Vice President; President, Mylan Pharmaceuticals Inc.
John P. O’Donnell	2007	425,000	—	258,890	127,446	775,625	414,064	57,695	1,644,656
Former Chief Scientific Officer(8)
Stuart A. Williams	2007	475,000	—	258,890	127,446	775,625	310,677	85,511	1,722,472
Chief Legal Officer

(1)	Mr. Korman’s employment agreement provides for a discretionary bonus targeted at 75% of his base salary. As described above in the Compensation Discussion and Analysis, our Compensation Committee determined to pay to Mr. Korman the annual bonus shown in this column.

(2)	Represents the total expense recognized in fiscal 2007 in accordance with FAS 123R for stock awards granted to the Named Executive Officer. For information regarding assumptions used in determining such expense, please refer to Note 13 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K filed with the SEC on May 30, 2007.

(3)	Represents the total expense recognized in fiscal 2007 in accordance with FAS 123R for stock option awards granted to the Named Executive Officer. For information regarding assumptions used in determining such expense, please refer to Note 13 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K filed with the SEC on May 30, 2007.

(4)	Represents amounts paid under the Company’s fiscal 2007 annual bonus plan. For a discussion of the fiscal 2007 annual bonus plan, see the Compensation Discussion and Analysis set forth above.

(5)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under his Retirement Benefit Agreement. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits Table set forth below and the text following the table. The Company does not maintain any nonqualified defined contribution plans.

(6)	Amounts shown in this column are detailed in the chart below:

						401(k) and
					401(k) and	Profit
	Use of	Personal			Profit	Sharing Plan
	Company-	Use of		Income	Sharing Plan	Profit	Cash
	Provided	Company	Lodging	Tax	Matching	Sharing	Termination
	Automobile	Aircraft	Reimbursement	Gross-up	Contribution	Contribution	Payments
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)(e)

Robert J. Coury	25,735	145,861	—	40,182	9,394	17,600	—
Edward J. Borkowski	26,050	47,963	—	16,978	4,515	17,600	—
Louis J. DeBone	6,930	—	—	6,313	—	17,600	2,947,965
Harry A. Korman	17,609	30,151	4,537	4,337	9,400	17,600	—
John P. O’Donnell	19,346	—	—	11,949	8,800	17,600	—
Stuart A. Williams	17,655	32,705	—	11,339	6,212	17,600	—

(a)	Includes automobile leasing and insurance costs.

(b)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft.

(c)	Mr. Korman resides in Illinois and the Company determined, effective January 1, 2007, to reimburse him for his lodging expenses while staying in Morgantown, West Virginia during the workweek and to gross him up in respect of any income taxes he incurs as a result of such reimbursement.

(d)	Represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b) and/or (c), as applicable. Mr. Korman is not paid a gross-up in respect of his automobile benefit. Messrs. Borkowski, DeBone, Williams and Dr. O’Donnell are not paid a gross-up in respect of the personal use of Company aircraft.

(e)	Represents the sum of $1,375,048 pursuant to the terms of Mr. DeBone’s employment agreement and $1,572,917 in respect of benefits under his Retirement Benefit Agreement. Such amounts were paid to Mr. DeBone during March 2007.

(7)	Mr. DeBone retired effective September 1, 2006.

(8)	Dr. O’Donnell retired effective April 1, 2007.

Grants of Plan-Based Awards for Fiscal 2007

The following table summarizes grants of plan-based awards made to each Named Executive Officer during fiscal 2007.

									All	All
									Other	Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise or	Fair
									Number of	Number of	Base	Value of
		Date of							Shares of	Securities	Price of	Stock and
		Comp	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity IncentivePlan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Comm	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Robert J. Coury	4/5/2006	4/3/2006	750,000	1,500,000	3,000,000	—	—	—	—	165,700	23.27	1,276,292
	4/5/2006	4/3/2006	—	—	—	—	85,700	85,700	—	—	—	1,994,239
	4/5/2006	4/3/2006	—	—	—	—	—	—	64,461	—	—	1,500,007
Edward J. Borkowski	4/5/2006	4/3/2006	212,500	425,000	850,000	—	—	—	—	37,900	23.27	291,921
	4/5/2006	4/3/2006	—	—	—	—	19,600	19,600	—	—	—	456,092
Louis J. DeBone	—	—	—	—	—	—	—	—	—	—	—	—
Harry A. Korman	—	—	—	—	—	—	—	—	—	—	—	—
John P. O’Donnell	4/5/2006	4/3/2006	212,500	425,000	850,000	—	—	—	—	28,400	23.27	218,748
	4/5/2006	4/3/2006	—	—	—	—	14,700	14,700	—	—	—	342,069
Stuart A. Williams	4/5/2006	4/3/2006	237,500	475,000	950,000	—	—	—	—	28,400	23.27	218,748
	4/5/2006	4/3/2006	—	—	—	—	14,700	14,700	—	—	—	342,069

(1)	The performance goals for fiscal 2007 under the bonus program applicable to the Named Executive Officers are described above in the Compensation Discussion and Analysis. Amounts paid to the Named Executive Officers for fiscal 2007 are set forth in the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation.” Mr. DeBone did not receive a bonus for fiscal 2007 due to his retirement. Mr. Korman did not participate in this bonus program for fiscal 2007.

(2)	Shares of restricted stock awarded under the 2003 Plan during fiscal 2007 to certain of the Named Executive Officers. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2007.” The number of shares subject to the awards will not increase if performance goals are exceeded.

(3)	Shares of restricted stock units awarded under the 2003 Plan to Mr. Coury in connection with the extension of his employment agreement during fiscal 2007. The vesting terms applicable to this award are described below following the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2007.”

(4)	Represents the grant of ten-year stock options awarded under the 2003 Plan during fiscal 2007 to certain of the Named Executive Officers at an exercise price equal to the closing price of the Common Stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2007.” Following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination, and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, vested options will remain exercisable for the remainder of the original term.

(5)	Represents the grant date fair value of the specified award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 13 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K filed with the SEC on May 30, 2007.

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table set forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of March 31, 2007.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Robert J. Coury	16,875	—	15.1778	2/1/2012	—	—	—	—
	675,000	—	12.3822	7/22/2012	—	—	—	—
	675,000	—	15.5111	1/1/2013	—	—	—	—
	55,234	110,466	23.2700	4/5/2016	—	—	—	—
	—	—	—	—	42,974	908,470	85,700	1,811,698
Edward J. Borkowski	257,500	—	13.6845	3/4/2012	—	—	—	—
	12,634	25,266	23.2700	4/5/2016	—	—	—	—
	—	—	—	—	—	—	19,600	414,344
Louis J. DeBone(6)	—	—	—	—	—	—	—	—

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Harry A. Korman	21,300	—	7.8889	1/29/2008	—	—	—	—
	9,408	—	11.5833	3/30/2010	—	—	—	—
	5,727	17,181	17.4600	8/1/2015	—	—	—	—
	1,844	—	11.5833	3/30/2010	—	—	—	—
	217,500	—	10.9722	1/2/2011	—	—	—	—
	13,023	39,069	17.4600	8/1/2015	—	—	—	—
	—	—	—	—	8,866	187,427	—	—
John P. O’Donnell(7)	41,875	—	12.3822	7/22/2012	—	—	—	—
	28,400	—	23.2700	4/5/2016	—	—	—	—
	—	—	—	—	—	—	14,700	310,758
Stuart A. Williams	75,000	—	13.6000	3/1/2012	—	—	—	—
	9,467	18,933	23.2700	4/5/2016	—	—	—	—
	—	—	—	—	—	—	14,700	310,758

(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: 50% of Mr. Coury’s unvested options will vest on March 31 of each of 2008 and 2009; 50% of Mr. Borkowski’s unvested options will vest on March 31 of each of 2008 and 2009; 1/3 of each of Mr. Korman’s unvested options will vest on August 1 of each of 2007, 2008 and 2009; and 50% of Mr. Williams’ unvested options will vest on March 31 of each of 2008 and 2009. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(2)	Vesting dates applicable to Mr. Coury’s restricted stock unit award and Mr. Korman’s restricted stock award, which are subject to time-based vesting, are as follows: 50% of Mr. Coury’s restricted stock units vest on March 31 of each of 2008 and 2009; and 50% of Mr. Korman’s restricted shares vest on February 14 of each of 2008 and 2009. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(3)	The market value of restricted stock awards and, in the case of Mr. Coury, his restricted stock unit award, was calculated using the closing price of the Common Stock as of March 30, 2007.

(4)	The vesting of all of the restricted stock awards shown in this column are subject to the attainment of performance goals that are described above in the Compensation Discussion and Analysis. Such awards will vest in full on the earliest to occur of (i) March 31, 2009, provided that the performance goals have been satisfied, (ii) a change in control and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 31, 2009 will be forfeited.

(5)	The market value of restricted stock awards was calculated using the closing price of the Common Stock as of March 30, 2007.

(6)	Mr. DeBone retired from the Company effective September 1, 2006. All of Mr. DeBone’s stock options were vested as of such date and Mr. DeBone exercised all of his stock options prior to the end of fiscal 2007.

(7)	Dr. O’Donnell retired from the Company effective April 1, 2007. All of Dr. O’Donnell’s stock options were vested as of such date and will remain exercisable for the remainder of the applicable term, at which time any unexercised stock options will expire. All unvested restricted shares of Common Stock previously granted to Dr. O’Donnell were cancelled upon his retirement.

Option Exercises and Stock Vested for Fiscal 2007

The following table summarizes with respect to each Named Executive Officer stock option exercises and stock awards vested during fiscal year 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)	Vesting ($)(2)

Robert J. Coury	—	—	268,987	5,649,260
Edward J. Borkowski	—	—	45,000	944,550
Louis J. DeBone	1,113,750	10,262,562	90,000	1,889,100
Harry A. Korman	120,000	1,161,336	4,432	97,105
John P. O’Donnell	100,000	830,780	45,000	944,550
Stuart A. Williams	175,000	1,458,750	45,000	944,550

(1)	Based on the excess of the closing price of the Common Stock on the date of exercise over the option price.

(2)	Based on the closing price of the Common Stock on the vesting date.

Pension Benefits for Fiscal 2007

The following table summarizes the benefits accrued by the Named Executive Officers during fiscal 2007 under the Retirement Benefit Agreement in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)

Robert J. Coury	Retirement Benefit Agreement	5	2,147,909	—
Edward J. Borkowski	Retirement Benefit Agreement	5	886,010	—
Louis J. DeBone	Retirement Benefit Agreement	30	1,572,917	1,572,917
Harry A. Korman(1)	N/A	—	—	—
John P. O’Donnell(2)	Retirement Benefit Agreement	23	1,634,002	—
Stuart A. Williams	Retirement Benefit Agreement	5	886,010	—

(1)	Mr. Korman is not party to a Retirement Benefit Agreement.

(2)	Dr. O’Donnell’s benefit under his Retirement Benefit Agreement is due to be paid October 1, 2007.

Retirement Benefit Agreements

In December 2004, the Company entered into Retirement Benefit Agreements (“RBAs”) with each of Messrs. Coury, Borkowski and Williams in furtherance of the obligations contained in their respective employment agreements. The Company also entered into Amended Retirement Benefits Agreements with each of Mr. DeBone and Dr. O’Donnell. All of these RBAs were modified in April 2006 (the “Amended RBAs”).

Messrs. Coury, Borkowski, DeBone and Williams and Dr. O’Donnell.  Pursuant to the Amended RBAs, upon retirement following completion of ten or more years of service, Messrs. Borkowski and Williams would each be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of $150,000 for a period of 15 years beginning at age 55, and Mr. Coury would be entitled to receive a lump sum retirement benefit equal to the lump sum present value of an annual payment of 50% of his then current annual base salary for a period of 15 years beginning at age 55 (or, if later, at the date of termination) (the “Retirement Benefit”). An executive who completes five years of service since his date of hire would be 50% vested in his Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each full year of service for up to five additional years (the “Partial Benefit”).

Upon the occurrence of a change of control of the Company, each executive would become fully vested in his Retirement Benefit and would be entitled to receive a lump sum payment equal to the net present value of the Retirement Benefit as soon as practicable following any subsequent termination of employment. If an Executive dies while employed by the Company, the Executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the Executive’s base salary or (ii) the net present value of the Retirement Benefit.

The Retirement Benefit Agreements which the Company originally entered into with Mr. DeBone and Dr. O’Donnell provided for a retirement benefit of $100,000 per year for ten years, together with a death benefit of $1.25 million in the event of death prior to retirement. The Amended RBAs provide each of these individuals with retirement benefits equal to those contemplated for Messrs. Borkowski and Williams (including extension of payments from ten to fifteen years). This increased benefit was contingent on Mr. DeBone and Dr. O’Donnell serving out the remainder of the employment term under their employment agreements (September 1, 2006, and March 31, 2007, respectively). Mr. DeBone retired effective September 1, 2006, and the Company has paid to him the lump sum amount set forth in the table above. Such amount is also discussed above in the table in footnote 6 to the Summary Compensation Table. Dr. O’Donnell retired effective April 1, 2007, and the Company will pay to Dr. O’Donnell a lump sum of approximately $1,613,392 in respect of his benefit under his Retirement Benefit Agreement, which payment will be made on October 1, 2007.

If Mr. Coury is terminated in a manner entitling him to severance under his employment agreement, he will be entitled to three additional years of service credit for vesting purposes. The other Amended RBAs also provide that if the executive’s employment is terminated without cause or for good reason, he will receive additional years of service credit corresponding to the applicable severance multiplier under his employment agreement. Further, Mr. Coury’s Amended RBA provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided, that this provision will have no effect if after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of March 31, 2007 (except with respect to Mr. DeBone and Dr. O’Donnell, whose actual payment amounts are discussed above in this section) may be found below, at “Potential Payments Upon Termination or Change of Control.”

Employment Agreements

The Company is party to employment agreements with each of the Named Executive Officers.

Robert J. Coury.  In April 2006, the Company and Mr. Coury entered into an Amended and Restated Executive Employment Agreement, superseding his original agreement from 2002. The Amended and Restated Executive Employment Agreement has an initial term of three years (through March 31, 2009) and is automatically renewed on each anniversary of the effective date unless a non-renewal notice is provided. Pursuant to the agreement, Mr. Coury is entitled to an annual base salary of $1.5 million, and he is eligible for an annual performance-based target bonus of at least 100% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company on a basis at least as favorable as other senior executives and entitled to employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees. The Amended and Restated Executive Employment Agreement also provides for certain technical changes required to comply with the deferred compensation tax rules set forth in Section 409A of the Internal Revenue Code (“Section 409A”) and other technical clarifications.

For a description of the termination provisions of the Amended and Restated Executive Employment Agreement, please see below, at “Potential Payments Upon Termination or Change of Control.”

Messrs. Borkowski, DeBone and Williams and Dr. O’Donnell.  The Company also entered into employment agreements with Messrs. Borkowski, DeBone and Williams and Dr. O’Donnell in July 2004, superseding their original agreements, and these agreements were amended in April 2006 and, again for Mr. Williams, in March 2007. Each agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company. Unless earlier terminated, extended or renewed, the agreement with Mr. Williams expires on March 31, 2008, and the agreement with Mr. Borkowski expires on June 30, 2008. The agreement with Mr. DeBone expired on September 1, 2006, and Mr. DeBone retired effective as of that date. The agreement with Dr. O’Donnell expired on March 31, 2007, and Dr. O’Donnell retired effective April 1, 2007. Each of these employment agreements provides that throughout the term of the agreement and for a period of one year (in the case of Mr. Borkowski) or two years (in the case of Messrs. DeBone and Williams and Dr. O’Donnell) following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees. The April 2006 amendments also provide for certain technical changes required to comply with the deferred compensation tax rules set forth in Section 409A and other technical clarifications.

For a description of the termination provisions under these agreements, please see below, at “Potential Payments Upon Termination or Change of Control.”

Harry A. Korman.  The Company also entered in an employment agreement with Mr. Korman in February 2006. The agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus targeted at 75% of his base salary, and fringe benefits of employment as are customarily provided to employees of the Company. Mr. Korman’s employment agreement provides that throughout the term of the agreement and for a period of one year following Mr. Korman’s termination of employment for any reason (or for so long as he is receiving severance payments and benefits, whichever is longer), Mr. Korman may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees. Unless earlier terminated, extended or renewed, the agreement with Mr. Korman expires on February 14, 2008.

For a description of the termination provisions of Mr. Korman’s employment agreement, please see below, at “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

The following discussion summarizes the termination and change of control-related provisions of the employment agreements and transition and succession agreements entered into between the Company and the applicable Named Executive Officers, and the change of control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended. A description of the termination benefits payable to Named Executive Officers pursuant to the Retirement Benefit Agreements is found above, in the text following the table entitled “Pension Benefits for Fiscal 2007.”

Employment Agreements.

Robert J. Coury.  Under Mr. Coury’s Amended and Restated Executive Employment Agreement, in the event of a termination of Mr. Coury’s employment by the Company for “cause”, he will be entitled to wages and benefits through the termination date and vested benefits payable pursuant to Company plans or agreements between the

Company and Mr. Coury (“accrued benefits”). Upon Mr. Coury’s termination of employment by the Company without “cause”, by Mr. Coury for “good reason”, or by reason of death or “disability” (each as defined in the employment agreement), he will be entitled to receive, in addition to his accrued benefits, (a) three times the sum of his then current base salary and the higher of his target bonus for the year of termination or average of actual bonuses awarded to him for the three years preceding his termination of employment, (b) a pro-rata target bonus for the year of termination and (c) continuation of employee benefits for a period of between two and three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination. Amounts payable upon death or disability will be reduced by other death or disability benefits received from the Company, and cash severance amounts payable upon disability will be paid over a three-year period.

If Mr. Coury’s employment with the Company had terminated on March 31, 2007, by the Company without cause or by Mr. Coury for good reason, he would have been entitled to cash severance payments and other benefits having an estimated aggregate value of $24,587,873. If Mr. Coury’s employment with the Company had terminated on March 31, 2007, because of his death, he would have been entitled to cash severance payments and other benefits having an estimated aggregate value of $16,039,252, and equity awards having an intrinsic value of approximately $2,720,168 would have become vested. If Mr. Coury’s employment with the Company had terminated on March 31, 2007, because of his disability, he would have been entitled to cash severance payments and other benefits having an estimated aggregate value (taking into account the present value of 3 years of continued salary payments) of $18,037,452.

Messrs. Borkowski, DeBone and Williams and Dr. O’Donnell.  If one of the executives resigns for good reason or is discharged by the Company without cause or if the term of employment is not extended or renewed on terms mutually acceptable to the executive and the Company, he would be entitled to receive a lump sum severance payment in an amount equal to one (in the case of Mr. DeBone and Dr. O’Donnell), one-and-a-half times (in the case of Mr. Borkowski), or two times (in the case of Mr. Williams) times the sum of the executive’s then current base salary plus the “prior bonus” (as defined below), as well as continued participation in certain compensation and employee benefit plans. Under the employment agreements, “prior bonus” is defined as the higher of (i) the average of the annual bonuses paid to the executive in the three fiscal years prior to his separation from the Company or (ii) the annual bonus applicable for the prior fiscal year.

If the employment of each of Messrs. Borkowski and Williams had been terminated on March 31, 2007 under circumstances entitling the executives to severance under their employment agreements, they would have been entitled to cash severance and other benefits having an estimated aggregate value as follows: for Mr. Borkowski, $1,392,725; and for Mr. Williams, $1,942,729.

In connection with his retirement from the Company, the Company paid to Mr. DeBone a lump sum payment of approximately $1,375,048, the total of his base salary plus his prior bonus. Such amount is also discussed above in the table in footnote 6 to the Summary Compensation Table. Under the terms of his employment agreement, for two years following his retirement, Mr. DeBone will be prohibited from engaging in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

In connection with his retirement from the Company, pursuant to his employment agreement, Dr. O’Donnell will receive a lump sum payment of approximately $850,048, the total of his base salary plus his prior bonus. Payment of this amount will be made on October 1, 2007. Under the terms of his employment agreement, for two years following his retirement, Dr. O’Donnell will be prohibited from engaging in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

Harry A. Korman.  Mr. Korman’s employment agreement provides that if the Company terminates his employment without “cause” (as defined in the agreement) or if, by February 14, 2008, the Company has not made an offer of continued employment to Mr. Korman, his employment will terminated as of that date and he will be entitled to 12 months’ continuation of his base salary and health benefits at the Company’s cost. If Mr. Korman’s employment with the Company had been terminated as described above on March 31, 2007, he would have been entitled to $325,000 paid over 12 months, and health benefits having an estimated aggregate value of $14,053.

Transition and Succession Agreements.

Robert J. Coury.  Mr. Coury’s transition and succession agreement provides that upon a termination without cause or for good reason within three years following a change of control, Mr. Coury will be entitled to severance benefits equal to four times the sum of his base salary and the highest annual bonus paid pursuant to his employment agreement. He will also be entitled to continuation of employee benefits for a period of between two and three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination. In addition, if Mr. Coury’s employment is terminated without cause or for good reason within one year prior to the occurrence of a potential change of control and the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess of the severance that would have been paid to him pursuant to his Transition and Succession Agreement and the severance actually paid to him pursuant to his employment agreement. Mr. Coury’s transition and succession agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.” By their terms, Mr. Coury’s employment agreement and Transition and Succession Agreement will be administered so as to avoid duplication of compensation or benefits.

If a change of control had occurred on March 31, 2007, and Mr. Coury’s employment had been terminated on the same date under circumstances entitling him to payments under his transition and succession agreement, he would have been entitled to cash severance and other benefits having an estimated aggregate value equal to $25,987,783 and a gross-up payment for excise taxes estimated at $9,444,900.

Messrs. Borkowski, DeBone, Korman and Williams and Dr. O’Donnell.  The transition and succession agreements with the other Named Executive Officers provide that if the executive’s employment is terminated other than for cause or if the executive terminates his employment voluntarily for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a severance payment equal to the higher of (a) the compensation and benefits payable under his employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years.

The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.” Each of the transition and succession agreements provides that the Company is required to establish a so-called “rabbi trust” immediately prior to a change of control and to deposit to such trust assets sufficient to satisfy the Company’s obligations under the agreement.

If a change of control had occurred on March 31, 2007, and the employment of each of Messrs. Borkorski, Williams and Korman had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and other benefits having an estimated aggregate value as follows: for Mr. Borkowski, $4,823,277; for Mr. Williams, $5,194,589; and for Mr. Korman, $2,361,138. Each of these Named Executive Officers would also have been entitled to a gross-up payment for excise taxes estimated at: for Mr. Borkowski, $1,623,892; for Mr. Williams, $1,511,450; and for Mr. Korman, $789,237.

Mr. DeBone’s transition and succession agreement expired upon his retirement from the Company. Dr. O’Donnell will not receive any payment under his transition and succession agreement in connection with his retirement from the Company.

Retirement Benefit Agreements.

Mr. Coury.  If Mr. Coury’s employment had terminated for any reason on March 31, 2007, he would have been entitled to a lump sum payment under his RBA having the following estimated values: (i) in the case of termination for any reason other than death (or as provided in the following clauses), $2,615,126; (ii) in the case of a termination by the Company without cause or by Mr. Coury for good reason (each as defined in his employment agreement), $4,184,202; (iii) in the case of termination because of Mr. Coury’s disability, $5,230,253; and (iv) in the case of termination because of Mr. Coury’s death, $5,230,253. If a change in control had occurred on March 31, 2007, Mr. Coury would be entitled upon any subsequent termination of employment to the benefit he would have been entitled to in the case of termination because of his disability.

Messrs. Borkowski and Williams.  If the employment of each of Messrs. Borkowski and Williams had terminated for any reason on March 31, 2007, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination for any reason other than for death (but excluding a termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, or termination because of disability or death), $558,161 and $733,207, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $558,161 and $733,207, respectively; (iii) in the case of termination because of disability, $1,116,322 and $1,466,414; and (iv) in the case of termination because of death, $1,116,322 and $1,466,414, respectively. If a change of control had occurred on March 31, 2007, each of Messrs. Borkowski and Williams would be entitled upon any subsequent termination of employment to the benefit he would have been entitled to under his RBA in the case of termination because of disability.

2003 Long-Term Incentive Plan, as amended.

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and restricted stock units will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options, restricted stock awards and restricted stock unit awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at Fiscal Year-End for 2007.” If a change in control had occurred on March 31, 2007, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $2,720,168; for Mr. Borkowski, $414,344; for Mr. Korman, $394,428; and for Mr. Williams, $310,758. Mr. DeBone’s stock options were fully vested upon his retirement effective September 1, 2006 and were exercised in full prior to the end of fiscal 2007, as reflected in the table entitled “Option Exercises and Stock Vested for Fiscal 2007.” Dr. O’Donnell’s stock options were fully vested upon his retirement effective April 1, 2007 and will remain exercisable for the remainder of their terms, as set forth above in the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2007.”

STOCK PERFORMANCE GRAPH

Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five fiscal years ended March 31, 2007, of $100 invested on March 31, 2002 in Mylan’s Common Stock, the Standard & Poor’s 500 Composite Index and the Dow Jones U.S. Pharmaceuticals Index.

*	$100 invested on 3/31/02 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

	3/02	3/03	3/04	3/05	3/06	3/07
Mylan Laboratories Inc.	$100.00	$147.15	$175.26	$137.53	$183.76	$167.97
S & P 500	100.00	75.24	101.66	108.47	121.19	135.52
Dow Jones US Pharmaceuticals	100.00	81.36	86.55	80.77	82.37	91.59

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board of Directors in accordance with current rules of the New York Stock Exchange.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380).

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Douglas J. Leech, C.P.A., Chairman
Neil Dimick, C.P.A.
Rodney L. Piatt, C.P.A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2007, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Vice Chairman and Chief Executive Officer, served as the broker in connection with several of the Company’s employee benefit programs. Neither CIA nor CFG received any remuneration from Mylan.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board of Directors, the non-management directors as a group or any other group or committee of directors, by submitting such communications in writing to the director or directors, at the following address:

Mylan Laboratories Inc.
c/o Corporate Secretary
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2008 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2008 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than March 3, 2008 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2008 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than March 29, 2008. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than March 29, 2008; provided, however, that in the event that the 2008 annual meeting is called for a date that is not within 25 days before or after July 27, 2008, notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS

On the date of this Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies.

ANNUAL REPORT

A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2007 has been mailed to all shareholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Annual Report on Form 10-K is available without charge from our Company website at www.mylan.com or upon written request to: Mylan Investor Relations, Mylan Laboratories Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Stuart A. Williams
Chief Legal Officer and Corporate Secretary

July 1, 2007
Canonsburg, Pennsylvania

ANNUAL MEETING OF SHAREHOLDERS OF
MYLAN LABORATORIES INC.
July 27, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line, and mail in the envelope provided.  â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW AND FOR ITEM 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

							FOR	AGAINST	ABSTAIN
1. Elect the following nine directors, each for a term of one year:					2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	☐	☐	☐

☐		NOMINEES:
	FOR ALL NOMINEES	¡	Milan Puskar
		¡	Robert J. Coury
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Wendy Cameron Neil Dimick, C.P.A.
		¡	Douglas J. Leech, C.P.A.
☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡	Joseph C. Maroon, M.D. N. Prasad Rodney L. Piatt, C.P.A.
		¡ ¡	C.B. Todd Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R.Ph.
This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1 and FOR Item 2 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Laboratories Inc.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”, and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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MYLAN LABORATORIES INC.
Annual Meeting of Shareholders
Friday, July 27, 2007
ADMISSION TICKET
* REQUIRED FOR MEETING ATTENDANCE * PERMITS TWO TO ATTEND *
YOUR VOTE IS IMPORTANT!

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PROXY – MYLAN LABORATORIES INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FRIDAY, JULY 27, 2007
This Proxy is Solicited on Behalf of the Board of Directors of Mylan Laboratories Inc.
     The undersigned hereby appoints MILAN PUSKAR and ROBERT J. COURY, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned, to vote and act with respect to all shares of common stock of MYLAN LABORATORIES INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, July 27, 2007, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
MYLAN LABORATORIES INC.
July 27, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone, and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11.59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line, and mail in the envelope provided IF you are not voting via Internet.   â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW AND FOR ITEM 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

							FOR	AGAINST	ABSTAIN
1. Elect the following nine directors, each for a term of one year:					2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	☐	☐	☐

☐		NOMINEES:
	FOR ALL NOMINEES	O	Milan Puskar
		O	Robert J. Coury
This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1 and FOR Item 2 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Wendy Cameron Neil Dimick, C.P.A.
		O	Douglas J. Leech, C.P.A.
☐	FOR ALL EXCEPT (See Instructions below)	O O O O O	Joseph C. Maroon, M.D. N. Prasad Rodney L. Piatt, C.P.A. C.B. Todd Randall L. (Pete) Vanderveen, Ph.D., B.C.P.P., R.Ph.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Laboratories Inc.

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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